EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 23rd day of January, 2012 and effective as of February 7, 2012 (the “Effective Date”), is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BRENDAN L. HOFFMAN (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer;

WHEREAS, Executive is currently employed by another business under the terms of an employment agreement (the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive have agreed upon the terms upon which Executive will be employed by the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1.             Position and Responsibilities.

(a)           The Company hereby employs Executive and Executive hereby accepts employment by the Company as the Company’s President and Chief Executive Officer.   Executive shall report to the Board of Directors of the Company and shall exercise the responsibilities and authority of his position in accordance with the by-laws of the Company and the Governance Policies established by the Board of Directors, as they may be amended from time to time.

(b)           The Company agrees to nominate Employee to serve as a Director of the Company beginning as soon as practicable after the Effective Date and continuing for as long as he is employed as President and Chief Executive Officer pursuant to this Agreement.  Upon termination of employment for any reason whatsoever, Employee does hereby resign his Director position effective on the date of termination of employment.

(c)           Throughout the term of this Agreement, Executive shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.  Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the Board of Directors; however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Executive’s duties under this Agreement.  Executive shall comply with the Company’s Code of Ethical Standards and Business Practices.

2.             Term.  This Agreement shall become effective on the Effective Date and shall continue through the third anniversary of the Effective Date, unless sooner terminated in accordance with Paragraph 10 below (the “Term”).

3.             Place of Performance.  Executive shall be based at the office of the Company in Milwaukee, Wisconsin, except for travel required for Company business.

4.             Compensation.

(a)           Salary.  Executive shall receive a base salary (the “Base Salary”) at the annual rate of $1,000,000.  Base Salary, less taxes and normal deductions, shall be paid to Executive in substantially equal installments in accordance with the Company’s regular executive payroll practices in effect from time to time.  Base Salary may be increased during the Term but may not be decreased, and the Board of Directors shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.

(b)           Signing Bonus.  The Company shall pay to Executive a signing bonus, as follows: (i) within 30 days following the Effective Date, the Company shall pay to Executive $1,000,000 in cash, and (ii) on the first anniversary of the Effective Date, if Executive is employed by the Company on such date, the Company shall pay to Executive $1,000,000 in cash.

(c)           Performance Based Compensation.

(i)            Annual Bonus.

(A)          Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in accordance with the terms of the Company’s Amended and Restated Cash Bonus Plan, as may be amended from time to time (the “Cash Bonus Plan”).  The Earned Percentage Schedule (as defined in the Cash Bonus Plan) applicable to Executive shall be as follows: a target bonus of 100% of Base Salary, a threshold bonus of 50% of Base Salary, and a maximum bonus of 200% of Base Salary.  The performance goals and weighting of such performance goals with respect to each fiscal year of the Company shall be determined by the Company’s Human Resources and Compensation Committee (“HRCC”) in consultation with the Executive and in accordance with the Cash Bonus Plan. Notwithstanding the HRCC’s consultation with Executive regarding establishment of the foregoing performance goals, the HRCC shall establish such performance goals in its discretion.

(B)           Each Annual Bonus shall be subject to terms of the Cash Bonus Plan, including the achievement of the performance goals established by the HRCC, and nothing herein shall be construed to guarantee that any Annual Bonus will be paid or the amount of any such Annual Bonus; provided, however, that with respect to Company’s 2012 fiscal year, Executive shall receive a minimum cash bonus of $500,000.

(C)           To the extent reasonably practicable, the Annual Bonus shall be computed and paid within 90 days following the close of the Company’s fiscal year.

(ii)           Award of Restricted Shares.

(A)          On the Effective Date, the Company shall grant to Executive 300,000 shares of restricted common stock of the Company (the “Time-Based Vesting Restricted Shares”) under the Company’s 2009 Omnibus Incentive Plan (as amended or replaced from time to time, the “Incentive Plan”).  The Time-Based Vesting Restricted Shares shall vest, if at all, in one-third increments on the first three anniversaries of the Effective Date and shall be governed by the terms and conditions set forth in the Restricted Stock Award attached hereto as Exhibit A.

(B)           On the Effective Date, the Company shall grant to Executive 300,000 shares of restricted common stock of the Company (the “Performance-Based Vesting Restricted Shares”) under the Incentive Plan.  The Performance-Based Vesting Restricted Shares shall vest, if at all, as follows: (1) 50,000 Performance-Based Vesting Restricted Shares based on sales and net income targets to be established by the HRCC in consultation with the Executive with respect to Company performance in the Company’s 2012 fiscal year; (2) 125,000 Performance-Based Vesting Restricted Shares based on sales and net income targets to be established by the HRCC in consultation with the Executive with respect to Company performance in the Company’s 2013 fiscal year; and (3) 125,000 Performance-Based Vesting Restricted Shares based on sales and net income targets to be established by the HRCC in consultation with the Executive with respect to Company performance in the Company’s 2014 fiscal year.  Notwithstanding the HRCC’s consultation with Executive regarding establishment of the foregoing performance targets, the HRCC shall establish such performance targets in its discretion. The Performance-Based Vesting Restricted Shares shall be governed by the terms and conditions set forth in the Restricted Stock Award attached hereto as Exhibit B.

(C)           Executive shall be eligible for additional equity-based compensation under the Incentive Plan from time to time as determined by the Board of Directors and/or the HRCC in their discretion.  In deciding whether to award, and the amount of, any future equity-based compensation to Executive, the Board of Directors and/or the HRCC shall consider the Company’s past practice in making equity awards to the Company’s President and Chief Executive Officer.

5.             Legal Fees.  The Company shall reimburse Executive for reasonable attorney’s fees expended by Executive in the review and negotiation of this Agreement, up to a maximum of $20,000.  Any legal fees to be reimbursed hereunder shall be reimbursed to the Employee within a reasonable time after submission of the invoices to the Company but (a) in the case of legal fees incurred within the 2011 calendar year, no later than December 31, 2012, and (b) in the case of legal fees incurred within the 2012 calendar year, no later than December 31, 2013.

6.             Relocation.  Executive intends to relocate his residence to the Milwaukee, Wisconsin metropolitan area by the end of the Term.  The Company shall reimburse Executive for all relocation expenses incurred by Executive in accordance with the Company’s policy applicable to relocation of senior executives of the Company, and the Company shall make additional payments to Executive so that the United States Federal and state tax effect to Executive of the reimbursements for relocation expenses is zero.  The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with travel between New York, New York and the Company’s offices, stores and facilities, as well as lodging, prior to such relocation, provided that such reimbursement shall not exceed $75,000 per year.

7.             Medical Insurance.  During the Term, Executive and his eligible dependents shall be eligible to participate in the Company’s group medical, dental and vision plans (the “Health Plans”) in accordance with the terms of the Health Plans and subject to the restrictions and limitations contained in the Health Plans or applicable insurance or other agreements.  The Company shall pay the company contribution for such Health Plans, and Executive shall pay the associate portion of Health Plan costs, as such costs and contributions are determined by the Company from time to time.  During the Term, Executive shall be eligible to use available hours of service under the Company’s Pinnacle Health Care plan or a similar plan, if the Company has contracted for such services in its discretion.

8.             Other Benefits.  Executive shall be eligible to participate in the Company’s profit sharing plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided, however, that any payments under Paragraph 11 of this Agreement shall be in lieu of any severance benefits otherwise provided by the Company.  However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company’s executives participating in such insurance, benefit, program or plan generally. Moreover, the Company’s obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. Executive shall be eligible for four weeks of vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which Executive does not work the entire calendar year.

9.             Business Expenses.  The Company shall pay or reimburse Executive for reasonable entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

10.           Termination of Employment.  Notwithstanding any other provision of this Agreement, Executive’s employment and all of the Company’s obligations or liabilities under this Agreement may be terminated immediately, subject to any obligations the Company may have under Paragraph 11 below, in any of the following circumstances:

(a)           Disability or Incapacity.  In the event of Executive’s physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

(b)           Death of Executive.  In the event of Executive’s death.

(c)           Resignation for Good Reason.  Executive may resign for “Good Reason,” defined below, upon 30 days’ written notice by Executive to the Company except as set forth in Paragraph 10(d) below.  The Company may waive Executive’s obligation to work during this 30-day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Executive, Executive shall receive Base Salary that otherwise would be due through the end of the notice period.  For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: (i) a material adverse change in Executive’s duties, authority or responsibilities, (ii) Executive no longer reports to the Company’s Board of Directors; (iii) Executive is no longer President and Chief Executive Officer of the Company and a Director of the Company; (iv) any reduction in Executive’s Base Salary below $1,000,000; (v) any reduction in Executive’s potential Annual Bonus target percentage amounts; (vi) the failure of a Surviving Company (as defined below) to assume this Agreement following a Change of Control (as defined below); (vii) Executive is no longer eligible for awards under the Incentive Plan; and (viii) any substantial breach by the Company of any material provision of this Agreement.  Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless Executive provides the Company with written notice detailing the matters he asserts to be “Good Reason” which the Company does not cure within thirty (30) days of receiving the written notice.

(d)           Change of Control.  Notwithstanding the foregoing, in the event of a Change of Control of the Company, provided the Company or Surviving Company (as defined below) continues to pay Executive his Base Salary and other amounts due and payable hereunder pursuant to Paragraphs 4, 6, 8 and 9 hereof, and to provide materially comparable medical insurance and other employee benefits as provided under Paragraph 7 hereof, Executive shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to occur if:

(i)            any person who is not an affiliate of the Company on the date hereof becomes a beneficial owner of a majority of the outstanding voting power of the Company’s capital stock;

(ii)           the shareholders of the Company approve and there is consummated any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets; or

(iii)          there is consummated a merger, consolidation or other form of business combination involving the Company, or, in one transaction or a series of related transactions, a sale of all or substantially all of the assets of the Company, unless, in any such case:

(A)          the business of the Company is continued following such transaction by a resulting entity (which may be, but need not be, the Company) (the “Surviving Company”); and

(B)           persons who were the beneficial owners of a majority of the outstanding voting power of the Company immediately prior to the completion of such transaction beneficially own, directly or indirectly, a majority of the outstanding voting power of the Surviving Company (or a majority of the outstanding voting power of the direct or indirect parent of the Surviving Company, as the case may be) immediately following the completion of such transaction.

For purposes of this definition, the terms “person,” “beneficial owner,” “beneficial ownership” and “affiliate” shall have the meanings ascribed to such terms under Sections 13(d) and 3(a)(9) and Rule 13d-3 under the Securities Exchange Act of 1934 as amended, and Rule 501 under the Securities Act of 1933, as amended, as applicable; provided, that an executor shall not be considered a separate person from an affiliate.

(e)           Discharge for Cause.  The Company may discharge Executive at any time for “Cause.”  For purposes hereof, “Cause” means any of the following: (i) a material and serious breach or neglect of Executive’s responsibilities; (ii) willful violation or disregard by Executive of standards of conduct established by law; (iii) willful violation or disregard by Executive of standards of conduct established by Company policy as may from time to time be communicated to Executive; (iv) fraud, willful misconduct, misappropriation of funds or other dishonesty committed by Executive; (v) Executive’s conviction of a crime of moral turpitude; (vi) any material misrepresentation made by Executive in this Agreement; or (vii) any material breach by Executive of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company).  For purposes of this Paragraph 10(e), an act or failure to act shall not be considered “willful” if done or omitted to be done with a reasonable belief that such act or failure to act: (A) did not violate any law or applicable standard of conduct and (B) was in the best interests of the Company.  In the event the Company determines a Cause event has occurred under subparagraphs (i), (ii), (iii), (vi) or (vii) of this Paragraph 10(e), the Company shall give Executive written notice detailing the specific event(s) constituting Cause and, if such event is curable in the sole discretion of the Board, Executive shall have a period of thirty (30) days following receipt of such notice to cure such event to the satisfaction of the Board.

(f)            Discharge without Cause.  Notwithstanding any other provision of this Agreement, Executive’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under Paragraph 11 below) may be terminated by the Company at any time without Cause.

(g)           Resignation Without Good Reason.  Executive may voluntarily resign without Good Reason at any time upon 60 days’ prior written notice to the Company, provided that the Company may waive any portion of such notice period in its sole discretion.

11.           Payments Upon Termination.

(a)           Discharge Without Cause or Resignation for Good Reason. If Executive is discharged without Cause or resigns for Good Reason during the Term, Executive shall receive a severance payment (the “Severance Payment”) equal to the sum of (i) the greater of (A) his Base Salary for the remainder of the Term, or (B) 200% of Base Salary, (ii) an amount equal to 24 multiplied by the monthly COBRA payment applicable to Executive as of the termination date, (iii) an amount equal to the Annual Bonus that Executive would have received with respect to the fiscal year in which Executive is discharged without Cause or resigns for Good Reason during the Term, pro-rated based upon the number of days Executive was employed by the Company during such fiscal year, and (iv) any unpaid amounts under Paragraph 4(b) of this Agreement.  The Severance Payment shall be payable 50% in a lump sum as of the six (6) month anniversary of Executive’s termination of employment and 50% in a lump sum as of the one-year anniversary of Executive’s termination of employment, provided that Executive signs and does not timely revoke a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents in form and substance satisfactory to the Company. The Severance Payment shall be in lieu of any other payment to which Executive may be entitled by reason of any severance plan sponsored by the Company or otherwise.  Additionally, all of Executive’s then unvested restricted stock awarded pursuant to Paragraph 4(c)(ii) herein will automatically vest in full.  Executive shall also receive any vested benefits to which Executive is entitled under the Company’s equity compensation plans and other employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in such plans.  Upon discharge without Cause or resignation for Good Reason, Executive shall have no duty to mitigate his damages (if any), and the amounts due Employee under this Paragraph 11(a) shall not be reduced by any payments received from other sources.

(b)           Death or Disability/Incapacity.

(i)            Upon the death of Executive, the sole entitlement of Executive’s estate will be to receive Base Salary for any days worked prior to Executive’s death, an amount equal to the Annual Bonus that Executive would have received with respect to the fiscal year in which death occurs (pro-rated based upon the number of days Executive was employed by the Company during such fiscal year), amounts payable to Executive on account of Executive’s death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Executive is entitled under the Company’s equity compensation plans and other employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in such plans.  Additionally, all of Executive’s then unvested restricted stock awarded pursuant to Paragraph 4(c)(ii) herein will automatically vest in full.

(ii)           Upon the termination of this Agreement as a result of Executive’s disability or incapacity, Executive’s sole entitlement will be to receive Base Salary for any days worked prior to the date of termination of this Agreement, an amount equal to the Annual Bonus that Executive would have received with respect to the fiscal year in which death occurs (pro-rated based upon the number of days Executive was employed by the Company during such fiscal year), amounts payable to Executive on account of Executive’s disability or incapacity under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Executive is entitled under the Company’s equity compensation plans and other employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in such plans.  Additionally, all of Executive’s then unvested restricted stock awarded pursuant to Paragraph 4(c)(ii) herein will automatically vest in full.

(c)           Discharge for Cause or Resignation by Executive without Good Reason.  If Executive is discharged by the Company for Cause or if Executive resigns without Good Reason, Executive’s sole entitlement will be the receipt of Base Salary for any days worked through the date of termination and any vested benefits to which Executive is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

(d)           Change of Control.

(i)            Upon a Change of Control as defined in Paragraph 10(d) while Executive is employed pursuant to this Agreement, if Executive is discharged without Cause or resigns with Good Reason in the period from the time of the consummation of the Change of the Control until one year following the consummation of the Change of Control, then, in lieu of the Severance Payment provided in Paragraph 11(a) above, Executive shall receive a payment (the “Change of Control Payment”) equal to the sum of (i) two multiplied by Base Salary, (ii) two multiplied by the Average Annual Bonus, (iii) an amount equal to 24 multiplied by the monthly COBRA payment applicable to Executive as of the termination date, and (iv) an amount equal to the Annual Bonus that Executive would have received with respect to the fiscal year in which Executive is discharged without Cause or resigns for Good Reason during the Term, pro-rated based upon the number of days Executive was employed by the Company during such fiscal year.  For purposes hereof, “Average Annual Bonus” means the average Annual Bonus that Executive received during the Term; provided, however, that if only one Annual Bonus was paid to Executive during the Term then that amount shall constitute the “Average Annual Bonus.”  The Change of Control Payment shall be payable 50% in a lump sum as of the six (6) month anniversary of Executive’s termination of employment and 50% in a lump sum as of the one-year anniversary of Executive’s termination of employment, provided that Executive signs and does not timely revoke a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents in form and substance satisfactory to the Company.  The Change of Control Payment shall be in lieu of any other payment to which Executive may be entitled by reason of any severance plan sponsored by the Company or otherwise.

(ii)           Upon a Change of Control while Executive is employed pursuant to this Agreement, the vesting of equity awards held by Executive shall be governed by the terms of such equity awards.

(iii)          Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be at least three times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum benefit that may be realized upon a Change of Control under this Section 11(d) such that the aggregate present value of such “parachute payments” to Executive is less than three times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to Executive would be at least three times his base amount even after a reduction of the Change of Control benefits to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof that would constitute “parachute payments” shall be reduced so that the aggregate present value of all “parachute payments” to Executive, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Executive.

12.           Company Property.  All advertising, sales, manufacturers’ and other materials or articles or information, including, without limitation, data processing reports, customer sales analyses, invoices, price lists, documents (tangible or electronic) or information or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment with the Company, are and shall remain the sole and confidential property of the Company.

13.           Non-Solicitation, Non-Competition and Confidentiality. To the maximum extent permissible by law:

(a)           During his employment with the Company and for a period of two years after the termination of his employment with the Company for any reason whatsoever, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Executive shall not, directly or indirectly, solicit, induce, encourage, influence or otherwise cause any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

(b)           During his employment with the Company and after the termination of his employment with the Company for any reason whatsoever, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, for a period of one year, Executive shall not be engaged by or engage in business with (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in (other than any investment approved by the Board of Directors) any Competitor of the Company in the United States.  For purposes of this Agreement, “Competitor” means any person or entity conducting business in the retail department store industry, including but not limited to each of Macy’s Inc., Dillard’s Inc., Kohl’s Corporation, Belk, Inc. and J.C. Penney, Inc. and the affiliates and successors of each of them.  Executive’s passive ownership of less than 2% of any class of securities of a company shall not constitute a violation of the first sentence of this Subparagraph 13(b).

(c)           During his employment with the Company and at all times thereafter, and except as required by law, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company that Executive acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 12 or any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Executive confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Executive shall deliver to the Company all correspondence, documents, books, records, lists, computer programs and other writings relating to the Company’s business; and Executive shall retain no copies, regardless of where or by whom said writings were kept or prepared.

(d)           Both during his employment with the Company and following the termination of his employment with the Company for any reason whatsoever, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of the Agreement, Executive shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession.  The Company shall reimburse Executive for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (d).

(e)           The provisions of subparagraphs (a), (b), (c) and (d) of this Paragraph 13 shall survive the cessation of Executive’s employment for any reason, as well as the expiration of this Agreement at the end of the Term or the termination of this Agreement at any time prior thereto.

(f)            Executive acknowledges that the restrictions contained in this Paragraph 13, in view of the nature of the business in which the Company is engaged and the Executive’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Executive therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Executive, in addition to damages from Executive and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(g)           Executive agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Executive agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Executive violates any of the restrictions contained in subparagraphs (a) or (b), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in subparagraphs (a) and (b).

(h)           For purposes of Paragraphs 12 and 13 of this Agreement, the term “Company” shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates. Executive consents to the assignment of this Agreement to any purchaser of the Company or a substantial portion of its assets.

14.           Other Tax Matters.

(a)           Executive agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Executive to the extent required by applicable statutes, rulings or regulations.

(b)           Compliance With Code Section 409A.

(i)            Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Code shall be paid to Executive at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time).

(ii)           The intent of this provision is to ensure that no additional tax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409A, and may require, for example, a delay in commencement of payments until six months after Executive’s termination of employment with the Company. In the event any payment is delayed by reason of this Paragraph 14, such payment shall, when made, be increased by an amount representing “interest” from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company’s cost of borrowing as the interest rate, as determined by the Company at its discretion.

15.           Company Policies.  Executive acknowledges that he is subject to, and agrees to comply with, among other policies adopted by the Company from time to time which may be applicable to Executive, (a) any Company policy regarding a “clawback” of compensation in certain circumstances, (b) the Company’s stock ownership policy applicable to the Company’s senior executives, and (c) the Company’s policy regarding trading in Company securities.

16.           Prior Agreements.

(a)           Executive represents that there are no restrictions, agreements or understandings whatsoever to which Executive is a party, including but limited to the Prior Employment Agreement, that could impact upon his employment under this Agreement or that would prevent or make unlawful his execution of this Agreement or his employment and performance hereunder.

(b)           Executive agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

17.           Medical Examination.  This Agreement, the Company’s offer of employment and Executive’s employment by the Company hereunder are contingent on Executive’s successful completion of a pre-employment medical examination conducted by a physician selected by the Company.

18.           Entire Understanding. This Agreement contains the entire understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Executive except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

19.           Modifications. This Agreement may not be modified orally but only by written agreement signed by Executive and the Company’s Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

20.           Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.           Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

22.           Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as UPS or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

(a)           If to the Company:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
Attention: Chairman of the Board

with a copy to:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
Attention: General Counsel

(b)           If to Executive:

Brendan L. Hoffman
29 Hampton Road
Scarsdale, NY 10583

with a copy to:

Thomas A. Hickey, Esq.

Gunster, Yoakley & Stewart, PA

777 S. Flagler Drive, Suite 500 E

West Palm Beach, FL 33408

In addition, notice by mail shall be by air mail or courier if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Paragraph for the giving of notice.

23.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

24.           Binding Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Executive, his heirs, executors and legal representatives.

25.           No Assignment by Executive.  Executive acknowledges that the services to be rendered by him are unique and personal.  Accordingly, Executive may not assign or delegate any of his rights or obligations hereunder.

26.           Indulgences.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

27.           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

28.           Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

29.           Mediation.  Other than with respect to disputes or controversies under Paragraph 13 of this Agreement, the parties agree to submit any disputes or controversies hereunder to non-binding mediation prior to instituting any action in a court of law.  The costs of any such mediation (including the costs of the mediators) shall be borne equally by the parties.

30.           Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	/s/ TIM GRUMBACHER
Tim Grumbacher,
Chairman of the Board of Directors

EXECUTIVE:

/s/ BRENDAN L. HOFFMAN
Brendan L. Hoffman